Sonic Foundry Announces Fiscal 2017 First Quarter Financial Results

MADISON, Wis. - February 9, 2017 - Sonic Foundry, Inc. (NASDAQ: SOFO) ("the Company"), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2017 first quarter ended December 31, 2016.

Fiscal 2017 First Quarter Highlights

•	Total revenues of $9.3 million, represent an increase of 2% compared to $9.1 million in the first quarter of 2016.

•	Gross margin increased to $6.7 million, or 72% of sales compared to $6.4 million, or 70% of sales for the first quarter of 2016.

•	Net loss increased to $1.5 million or $(0.34) per share compared to a net loss of $1.2 million or $(0.28) per share in the first quarter of 2016.

•	Adjusted EBITDA loss of $(765,000) compared to $(182,000) in the first quarter of fiscal 2016.

•	Billings totaled $7.3 million in the first quarter of 2017, a decline of 15% compared to last year's same period.

•	Unearned revenue from services and products decreased $1.9 million, or 14% and stood at $12.1 million as of December 31, 2016, compared to $14.1 million at the beginning of the year.

Fiscal 2017 First Quarter Review

The modest increase in total revenues was driven by a 26% increase in worldwide cloud hosting contracts revenue, and a 31% increase in recurring annual software licensing. These gains were partially offset by reductions in year over year revenue recorded from our operations in Japan and China. Our results in Japan were consistent with expectations and were impacted by a very large transaction in Japan the prior year that was not repeated in Fiscal 2017. This year we expect them to record several very large transactions in the second fiscal quarter and realize quarter to quarter growth of approximately 150% from our first fiscal quarter to the second. While Chinese orders were approximately $300 thousand, or one half what they purchased in the same quarter last year, we anticipate a strong second half with full year growth in China of approximately 20%. We previously announced the deferral of $625 thousand of revenue associated with billings to our China distributor in September as a result of collections from them running behind our agreed upon terms. Despite the fact they regained full compliance with expectations in January, we continue to defer both the September and December amounts billed, totaling $925 thousand. We anticipate that we will recognize revenue in the upcoming quarters reflecting the deferred billings as well as some new billings expected to occur in the remaining quarters of the fiscal year. To date our China partner has paid us approximately $1.3 million.

The Company had $12.1 million in unearned revenue at December 31, 2016, a decrease of $1.9 million or 14% from September 30, 2016. This is largely because we recorded $1.5 million of revenue on a single large international transaction that was originally billed in September 2015 for $2.0 million, with approximately another $400 thousand that will be recorded upon installation, expected later in the fiscal year. Sonic Foundry expects to recognize $4.0 million of unearned revenue in the second quarter of fiscal 2017. Consolidated gross margin of 72% was two percentage points higher than the same period last year, and was the result of our subsidiary in Japan recognizing a high volume, lower margin peripheral hardware sale in the first quarter of 2016 that was not repeated in 2017. Seasonal revenue increases, greater software revenues and continued product cost reductions are expected to increase gross margins for the full year to approximately 75%.

Our line of credit with Silicon Valley Bank had an outstanding balance of $2.6 million associated with the facility that has a maximum balance of $4.0 million. The large international transaction noted above for $2.0 million has been outstanding since September 2015 and is supported by a letter of credit due April 2017. The combination of bank liquidity, settlement in April of the large customer account and cash expected to be generated from operations during the remainder of the fiscal year is expected to be sufficient to support our business plan.

International product and service billings accounted for 41 percent of Sonic Foundry’s consolidated billings in the first quarter 2017, compared to 49 percent in the first quarter 2016.

“Our operating performance in the first quarter was consistent with our full year plan and guidance. The billings decline from the first quarter of last year was due to a significant transaction in 2016 with a large university in Japan.  In the second quarter of this year, this same university will refresh its Mediasite technology installed in 2012 at another campus.  This will result in a very strong second quarter for our Japan subsidiary.  Recurring revenue grew by 9% year over year and will continue to grow as a percentage of total revenue throughout 2017.  We expect strong growth in value added sales from our partners in China, EMEA and Japan in subsequent quarters.  A significant portion of this growth will be recurring revenue from annual licenses and cloud services,” said Gary Weis, CEO of Sonic Foundry.

“We expect growth in revenue from existing customers to grow as it did in 2016.  Our large opportunity pipeline is strong and addresses customers in North America, EMEA, Middle East and Asia.  While we cannot predict closing dates, we are confident that the vast majority of these opportunities will close in 2017 or 2018.  Further, for the full year, we anticipate reducing the ratio of operating expense to revenue compared to the prior year.”

Outlook
The Company is reiterating the metrics previously provided for fiscal 2017 including the following:

•	Billings growth from individual transactions of less than $450 thousand is expected to range between five and seven percent from $39.5 million in fiscal 2016.

•
Billings from remaining, larger transactions are inherently more complex in many ways – often requiring construction of new buildings or campuses – and may require modification to meet certain technical requirements. Our pipeline of expected large transactions is at approximately $5 million and believe we will be successful in several of those during fiscal 2017. Due to the inherent uncertainty, we cannot predict when or if we complete these transactions. Therefore we are providing guidance of between zero and $2 million in fiscal 2017.

•	Continue gross margin improvement from 74% in fiscal 2016 to 75% or better.

Non-GAAP Financial Information
To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum EBITDA calculation based, in part, on adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted EBITDA for the quarters ended December 31, 2016 and 2015 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Webcast
Based on investor feedback, Sonic Foundry is seeking new ways to maximize the attendee experience for this live earnings call, therefore investors will see a slight format shift.

Attendees can view the presentation via the webcasting platform, Mediasite, or join a conference call by dialing 1-844-887-9401. Attendees on the phone will be in listen only mode. After the prepared remarks, attendees will transition to the conference call for the question and answer portion of the presentation.

We will continue to use investor input to evaluate the best format for future investor communications.

To access the webcast, go to www.sonicfoundry.com/earnings on or before February 9, 2017. An archive of the webcast will be available for 90 days.

About Sonic Foundry®, Inc.
Sonic Foundry, Inc. (NASDAQ: SOFO) is the trusted global leader for video capture, management and streaming solutions. Trusted by educational institutions, corporations and government entities, Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos and rich media. Mediasite transforms communications, training, education and events for more than 4,300 customers in over 65 countries. Leading analyst research firms Aragon, Forrester, Wainhouse and Frost & Sullivan recognize Sonic Foundry as a leader in enterprise video, webcasting and lecture capture.

© 2017 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements
This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:

Media:
Tammy Jackson
Director of Communications
Sonic Foundry
608.770.9052
tammy@sonicfoundry.com

Investor:
Peter Seltzberg, Managing Director
Darrow Associates, Inc.
1951 Lowell Lane
Merrick, NY 11566
516-419-9915
pseltzberg@darrowir.com
www.darrowir.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share and per share data)
(Unaudited)

	December 31, 2016	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$1,080	$1,794
Accounts receivable, net of allowances of $195 and $225	10,324	11,646
Inventories	1,271	1,904
Prepaid expenses and other current assets	1,148	1,404
Total current assets	13,823	16,748
Property and equipment:
Leasehold improvements	1,032	879
Computer equipment	6,040	5,837
Furniture and fixtures	888	825
Total property and equipment	7,960	7,541
Less accumulated depreciation and amortization	5,859	5,510
Property and equipment, net	2,101	2,031
Other assets:
Goodwill	10,862	11,310
Customer relationships, net of amortization of $790 and $723	1,596	1,882
Product rights, net of amortization of $318 and $287	354	385
Other intangibles, net of amortization of $254 and $236	57	76
Other long-term assets	615	726
Total assets	$29,408	$33,158
Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$3,042	$1,772
Accounts payable	906	961
Accrued liabilities	1,613	1,883
Unearned revenue	10,618	12,834
Current portion of capital lease and financing arrangements	272	283
Current portion of notes payable, net of discounts	1,567	1,567
Current portion of subordinated note payable	—	93
Total current liabilities	18,018	19,393
Long-term portion of unearned revenue	1,530	1,257
Long-term portion of capital lease and financing arrangements	207	231
Long-term portion of notes payable and warrant debt, net of discounts	484	871
Derivative liability, at fair value	46	67
Other liabilities	274	259
Deferred tax liability	4,461	4,564
Total liabilities	25,020	26,642
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 4,424,275 shares issued and 4,411,559 shares outstanding, respectively	44	44
Additional paid-in capital	197,318	197,064
Accumulated deficit	(191,723)	(190,214)
Accumulated other comprehensive loss	(1,056)	(183)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	4,388	6,516
Total liabilities and stockholders’ equity	$29,408	$33,158

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended December 31,
	2016	2015
Revenue:
Product	$3,681	$3,791
Services	5,538	5,199
Other	88	101
Total revenue	9,307	9,091
Cost of revenue:
Product	1,687	1,865
Services	911	846
Total cost of revenue	2,598	2,711
Gross margin	6,709	6,380
Operating expenses:
Selling and marketing	4,810	4,412
General and administrative	1,450	1,471
Product development	1,951	1,614
Total operating expenses	8,211	7,497
Loss from operations	(1,502)	(1,117)
Non-operating income (expenses):
Interest expense, net	(150)	(149)
Other income, net	12	65
Total non-operating expenses	(138)	(84)
Loss before income taxes	(1,640)	(1,201)
Benefit (provision) for income taxes	131	(6)
Net loss	$(1,509)	$(1,207)
Loss per common share:
– basic	$(0.34)	$(0.28)
– diluted	$(0.34)	$(0.28)
Weighted average common shares
– basic	4,411,559	4,363,740
– diluted	4,411,559	4,363,740

Sonic Foundry, Inc.
Condensed Consolidated Adjusted EBITDA Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2016	2015

Net loss	$(1,509)	$(1,207)
Add:
Depreciation and amortization	494	536
Income tax expense	(131)	6
Interest expense	127	149
Stock-based compensation expense	254	334
Adjusted EBITDA	$(765)	$(182)

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three months ended December 31,
	2016	2015
Operating activities
Net loss	$(1,509)	$(1,207)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of other intangibles	140	179
Depreciation and amortization of property and equipment	362	394
Provision for doubtful accounts	(30)	(50)
Deferred taxes	(3)	6
Stock-based compensation expense related to stock options	254	334
Remeasurement gain on subordinated debt	(6)	(6)
Remeasurement gain on derivative liability	(21)	(62)
Changes in operating assets and liabilities:
Accounts receivable	1,077	3,426
Inventories	614	(152)
Prepaid expenses and other current assets	147	61
Accounts payable and accrued liabilities	(147)	(1,492)
Other long-term liabilities	87	(22)
Unearned revenue	(1,793)	(510)
Net cash provided by (used in) operating activities	(828)	899
Investing activities
Purchases of property and equipment	(548)	(77)
Net cash used in investing activities	(548)	(77)
Financing activities
Proceeds from notes payable	—	500
Proceeds from line of credit	6,922	2,300
Payments on notes payable	(497)	(447)
Payments on line of credit	(5,585)	(2,400)
Payment of debt issuance costs	—	(10)
Payments on capital lease and financing arrangements	(73)	(65)
Net cash provided by (used in) financing activities	767	(122)
Changes in cash and cash equivalents due to changes in foreign currency	(105)	(10)
Net increase (decrease) in cash and cash equivalents	(714)	690
Cash and cash equivalents at beginning of period	1,794	1,976
Cash and cash equivalents at end of period	$1,080	$2,666
Supplemental cash flow information:
Interest paid	$139	$165
Income taxes paid, foreign	27	10
Non-cash financing and investing activities:
Property and equipment financed by capital lease or accounts payable	34	207
Debt discount	—	38